Exhibit 10.4
July 27, 2026
David Smith
Fortrea Holdings, Inc.
8 Moore Drive
Durham, NC 27709
Dear David:
Fortrea Holdings, Inc. (“Company”) is pleased to extend an offer of employment to you on the following terms and conditions (“Offer Letter”):
1.Position. We are pleased to offer you the position of interim Chief Financial Officer of the Company (“Interim CFO”). In your capacity as Interim CFO, you will also serve as the principal financial officer of the Company. You will report to the Chief Executive Officer of the Company and, as appropriate, to the Audit Committee of the Board of Directors of the Company (“Board”). You will carry out and perform the lawful orders, directions, and policies given to you by the Chief Executive Officer and the Board. You will devote as much time and attention as is reasonably required to fulfill your responsibilities to the Company under this Offer Letter and will use good faith efforts to discharge your responsibilities under this Offer Letter to the best of your ability. You will continue to serve as a member of the Board, although you will not be considered an independent director during the term of your employment as Interim CFO, and your membership on the Board is subject to applicable provisions in the Company’s governance documents and policies, including shareholder approval (when applicable). For the avoidance of doubt, other than the consideration set forth in Section 3 of this Offer Letter, you will receive no additional consideration for your service on the Board during your employment as Interim CFO.
2.Start Date. If you accept this offer, your employment with the Company will begin on July 27, 2026, or promptly upon approval by the Board of Directors if such approval is not obtained by July 27, 2026 (“Start Date”). This Offer Letter does not create an express or implied employment contract, or a promise of employment for any specific period of time. All employment with the Company is at-will employment, which may be terminated by you or the Company at any time for any reason. No person with the Company has the authority to create any oral agreement modifying the terms of the at-will employment relationship or to make any express or implied promises regarding employment on which you should rely. Any changes to the at-will employment relationship must be in writing from the Board.
3.Compensation and Benefits.
a.Base Salary. The initial base pay will be at a rate of $60,000 per month paid no less frequently than monthly. If you work for less than a full calendar month during any pay period (including the first or last month of employment), the monthly base pay for such period shall be prorated based on the ratio of the number of days actually worked to the total number of calendar days in that month.

b.Equity Award. In consideration of your accepting this employment, the Company will make grants of Restricted Stock Units (“RSUs”) under the Company’s 2023 Omnibus Incentive Plan (“Plan”), with the initial grant of RSUs to have an aggregate fair value of approximately $300,000 and be made within 10 business days of the date hereof. For the second and third month that you serve as Interim CFO, the Company will make an additional grant of RSUs with an aggregate fair value of approximately $300,000 for each full month that you serve or, if less than a full month, prorated based on the ratio of the number of days actually worked to the total number of calendar days in that month, and such grants shall be made on or around November 15, 2026. The actual number of shares underlying the RSUs will be calculated using the fair market value of the Company’s common stock within two business days prior to the date of grant, and the total value of all grants pursuant to this Offer Letter shall not exceed an aggregate fair market value at grant of $900,000 (i.e.: up to three RSU grants). Each RSU grant will vest in full on the first anniversary of the grant date, subject to your continued service with the Company through each applicable vesting date, including continuing service as a director following conclusion of your service as Interim CFO. The grants will be subject to the terms of the Plan and related grant agreement, which you will be required to execute..
c.Benefits. You will be able to participate in the Company’s benefit plans to receive the benefits for which you are eligible, upon commencement of your employment, commensurate with your position subject to the terms of each benefit plan. These benefits may be modified or changed at the sole discretion of the Board, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.
d.Business Expenses. The Company shall pay or reimburse you for all business and travel expenses reasonably and necessarily incurred by you in the performance of your duties, consistent with the Company’s expense reimbursement policies then in effect.
e.Master Senior Executive Severance Plan. You acknowledge and agree that, notwithstanding your service as Interim CFO, the terms of the Fortrea Inc. Master Senior Executive Severance Plan (the “Severance Plan”) shall not apply to your employment and any termination thereof, and you hereby waive any claim to severance under the Severance Plan.
4.Outside Service on Board. You may, subject to policies and procedures applicable to Board members then in effect including any applicable governance documents or policies, (a) serve on corporate, civic, or charitable boards or committees, (b) manage personal investments (subject to the Fortrea Insider Trading Policy), and (c) with the prior approval of the Board, serve as an employee for other companies where you are currently an employee, if any, so long as these activities, whether individually or in the aggregate, do not interfere or conflict with your performance of your responsibilities under this Offer Letter.

5.Successors. This Offer Letter is personal to you and will not be assignable by you otherwise than by will or the laws of descent and distribution. This Offer Letter will inure to the benefit of, and be enforceable by, your legal representatives. This Offer Letter will inure to the benefit of and be binding upon the Company and its successors and assigns.
6.Governing Law. This Offer Letter shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law. All claims, controversies, and causes of action arising out of or relating to this Offer Letter or your employment as Interim CFO, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for applicable federal law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Nothing in this Offer Letter shall be construed to limit, exclude, or waive any rights you may have under applicable UK employment legislation.

7.Withholding. The Company will be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to you as a Company employee or pursuant to this Offer Letter. The Company, in its sole and absolute discretion, will make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.
8.Section 409A. The parties intend that payments and benefits provided pursuant to this Offer Letter be exempt from or comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this offer will be interpreted to be in compliance therewith.
9.Complete Agreement. This Offer Letter sets forth the entire agreement of the parties regarding its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee, or representative of any party regarding the subject matter of this Offer Letter.
10.Miscellaneous. This Offer Letter may be executed in any number of counterparts, each of which will constitute an original and all of which together will constitute one agreement. Original signatures transmitted and received via facsimile or other electronic transmission are true and valid signatures for all purposes under this Offer Letter and will bind the parties to the same extent as that of an original signature.
Please sign below to confirm your acceptance of this Offer Letter.

Sincerely,

FORTREA HOLDINGS, INC.

/s/ Dr. Amrit Ray
Name:	Dr. Amrit Ray
Title:	Chair, Management Development and Compensation Committee

Agreed to and accepted:
/s/ David Smith
Name:	David Smith
Date:	July 28, 2026